E-Mail: info@lakeland.com
www.lakeland.com

June 3, 2011

ISS Proxy Advisory
2099 Gaither Road
Rockville, MD 20850-4045
Tel:  301.556.0500
Mr. Peter Kimbal

Dear Mr. Kimbal,

ISS has made recommendations regarding Lakeland Industries, Inc. based on erroneous conclusions of excess non-audit fees.

Had you read the description of the audit fees and the footnotes present just below the audit fees section, you would have seen the following:

➢	During the year ended January 31, 2011, WAKM rendered no professional services to us in connection with the design and implementation of financial information systems.

➢	And a footnote indicating “other fees relating to international tax planning and foreign tax issues mainly in Brazil and India.”

SEC FR-68 indicates that the tax fees category would capture all services performed by professional staff in the independent accountant’s tax division except those services related to the audit. Typically, it would include fees for tax compliance, tax planning, and tax advice. Tax compliance generally involves preparation of original and amended tax returns, claims for refund and tax payment-planning services. Tax planning and tax advice encompass a diverse range of services, including assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities. FR-68 indicates that the review of a registrant’s tax returns and reserves is a task that often requires extensive knowledge about the audit client and for many public companies, the fee for tax services is substantial in relation to other services.

We included the above footnote explaining that virtually all of the amounts included in the fees were related to various tax work and therefore, considered part of tax work according to the SEC reporting regulation quoted above.

It appears you blindly took “other” without any verification process whatsoever, which led to false recommendations. You made no attempt to contact the Company to verify the facts and made recommendation, based on erroneous assumptions, which have damaged the Company and its Auditors.

We trust that you will do the right thing and immediately notify your subscribers of your correction and suggest they change their vote.

/s/ A. John Kreft	/s/ Christopher J. Ryan	/s/ Gary Pokrassa
A. John Kreft	Christopher J. Ryan	Gary Pokrassa
Audit Committee Chairman	Chief Executive Officer	Chief Financial Officer

cc: Larry Pirkle, WAKM

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